UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2012

VISTEON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15827	38-3519512
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Village Center Drive, Van Buren Township, Michigan		48111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (800)-VISTEON

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of this Current Report on Form 8-K is incorporated herein by reference.

On July 3, 2012, Visteon Corporation (the “Visteon”) amended its Revolving Loan Credit Agreement, dated as of October 1, 2010, and amended and restated as of April 6, 2011 (as further amended), among Visteon, the certain subsidiary credit parties signatory thereto, Morgan Stanley Senior Funding, Inc., as lender, administrative agent and collateral agent, and the other lenders signatory thereto. The amendment, among other things, reduces the aggregate lending commitment to $175 million, permits the incurrence of the Bridge Loan (as defined below), and modifies certain restrictive covenants to permit certain asset dispositions, hedging and similar arrangements and the incurrence of limited categories of indebtedness.

SECTION 2 – FINANCIAL INFORMATION

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 4, 2012, Visteon Korea Holdings Company (“Holdco”), an indirect South Korean subsidiary of Visteon, entered into a KRW1 trillion Bridge Facility Agreement (the “Bridge Agreement”) with Kookmin Bank (“KB”), and borrowed KRW925 billion (approximately U.S$815 million based on recent exchange rates) on such date (the “Bridge Loan”). The Bridge Loan is secured by a pledge of all of the shares of capital stock of Halla Climate Control Corporation (“Halla”) and Holdco owned by VIHI, LLC, an indirect subsidiary of Visteon. The proceeds of the Bridge Loan are being used in connection with Holdco’s tender offer for the shares of capital stock of Halla not held by VIHI, LLC, as discussed further below.

Interest on the Bridge Loan is to be paid every three months based on the average yield rate quoted by certain bond pricing agencies in respect of Won-denominated non-guaranteed bank debentures with a remaining maturity of one year, plus an annual margin of 3.00 percent. The Bridge Loan must be repaid in full within the earlier of (x) 12 months if the tender offer is closed within six months, and (y) six months if the tender offer is not closed within six months. Holdco may prepay the Bridge Loan Facility, in full or in part, at any time by following certain advance notice and other procedures. In certain events, Holdco may be required to prepay the Bridge Loan Facility, including upon the disposal of certain assets, the incurrence of certain indebtedness and the receipt of certain distributions.

The terms of the Bridge Agreement, among other things, limit the ability of Holdco to: create liens on its assets; dispose of assets; amalgamate, demerge, merge or reconstruct; make acquisitions or investments; provide loans or guarantees; incur additional debt; and make dividends or other payments; in each case, subject to certain exceptions.

The Bridge Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest; breach of certain covenants and other agreements related to the Bridge Agreement; defaults in failure to pay certain other indebtedness; certain events of bankruptcy or insolvency; the occurrence of a material adverse change; and the occurrence of change of control of Holdco. Generally, if an event of default occurs and is not cured within the time periods specified (except certain bankruptcy or insolvency events), KB (alone or at the request of lenders representing 66 and 2/3rds of the commitment or principal amount) may declare that the Bridge Loan, plus interest thereon, be immediately due and payable.

KB and its affiliates may from time to time in the future provide banking and other services to Visteon and its subsidiaries in the ordinary course of their business.

SECTION 8 – OTHER EVENTS

Item 8.01	Other Events.

On July 4, 2012, Visteon announced the commencement by Holdco of a cash tender offer for at least 25.1% of the total issued outstanding shares of capital stock of Halla. Visteon, thought its indirect subsidiary, currently owns approximately 70% of the total issued outstanding shares of capital stock of Halla. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In addition, senior executives of Visteon are expected to make a webcast presentation on July 5, 2012 to investors and security analysts regarding the foregoing transaction. In connection with such presentation, the Company is making available the presentation slides attached hereto as Exhibit 99.2, which are incorporated herein by reference.

The information contained in Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release of Visteon dated July 4, 2012.

99.2	Presentation slides from Visteon’s webcast presentation on July 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTEON CORPORATION

Date: July 5, 2012	By:	/s/ Michael K. Sharnas
Michael K. Sharnas
Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description	Page

99.1	Press release of Visteon Corporation dated July 4, 2012.

99.2	Presentation slides from Visteon Corporation’s webcast presentation on July 5, 2012.